Exhibit 99.3

BRISTOW GROUP’S PLAN OF REORGANIZATION CONFIRMED BY COURT

Company expects to consummate its reorganization by October 31, 2019

Upon emergence, the Company will be a privately held, better capitalized global company with a total of $535 million of new equity capital and strengthened liquidity

HOUSTON, October 7, 2019 — Bristow Group Inc. (OTC: BRSWQ) (“Bristow” or the “Company”) today announced that on October 4, 2019, the U.S. Bankruptcy Court for the Southern District of Texas confirmed the Company’s Amended Plan of Reorganization (the “Plan”) and indicated that it will enter a written order to this effect. The Company expects to consummate its financial restructuring process and successfully emerge from Chapter 11 by October 31, 2019.

Upon emergence as a privately held Company, Bristow’s largest owners are expected to be affiliates of Solus Alternative Asset Management LP, South Dakota Investment Council, Empyrean Capital Partners, LP, Bain Capital Credit and Oak Hill Advisors, who are expected to own in excess of 50% of Bristow’s equity collectively, with the remaining equity held by other secured creditors and unsecured noteholders.

Under the terms of the approved Plan, at emergence the Company will receive $535 million of new capital from a majority of Bristow’s secured and unsecured noteholders: (i) $385 million through an equity rights offering, and (ii) Bristow’s $150 million debtor-in-possession loan, which was funded in August 2019 and will convert into new equity of the reorganized Company at emergence.

L. Don Miller, President and Chief Executive Officer of Bristow, said, “Achieving Plan confirmation is an important milestone that comes less than five months after we initially filed Chapter 11. As a reorganized Company, we will emerge a stronger, well capitalized global organization with an industry-leading balance sheet and strong liquidity. I commend the entire global Bristow organization for working diligently to navigate the restructuring process while flying safely and continuing to provide exceptional client service. I also express my gratitude to our clients for their continuing confidence in Bristow during this process. We look forward to continuing to work with our new owners, who have been very supportive of our global team and greatly value our market leading position.”

The consummation of the Plan will be subject to the satisfaction or waiver of several conditions, including completion of the equity rights offering.

The full terms of the Plan and Disclosure Statement, as well as the related pleadings, are available online at: https://cases.primeclerk.com/Bristow.

Baker Botts L.L.P. and Wachtell, Lipton, Rosen & Katz are serving as the Company’s legal counsel and Alvarez & Marsal is serving as the Company’s restructuring advisor. Houlihan Lokey is serving as financial advisor to the Company.

The supporting unsecured noteholders are represented by Kirkland & Ellis LLP as legal counsel, Ducera Partners as financial adviser, and Seabury Group as restructuring adviser.

The supporting secured noteholders are represented by Davis Polk & Wardell LLP and Haynes & Boone LLP as legal counsel and PJT Partners as financial adviser.

About Bristow Group Inc.

Bristow Group Inc. is the world’s leading industrial aviation service provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow’s strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico; as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Guyana and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. To learn more, visit our website at www.bristowgroup.com.

Contact:

Global Media Relations

Adam Morgan

Director, Global Communications

+1 832.783.7927

Adam.morgan@bristowgroup.com

Reevemark

Paul Caminiti/Hugh Burns/Delia Cannan

+1 212.433.4600

BristowGroup@reevemark.com

Investor Relations

Linda McNeill

Director, Investor Relations

+1 713.267.7622

Linda.mcneill@bristowgroup.com

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